Exhibit 99.1

For Immediate Release	Contact: John E. Vollmer III SVP & Chief Financial Officer Patterson-UTI Energy, Inc. (281) 765-7100
Patterson-UTI Energy Announces Acquisition of Pressure Pumping and
Wireline Businesses from Key Energy Services
HOUSTON, July 6, 2010 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that it has entered into an agreement for a newly formed subsidiary to acquire pressure pumping and wireline assets from subsidiaries of Key Energy Services, Inc. (NYSE: KEG) for $237.7 million in an all cash transaction. The acquisition includes inventory, but excludes other working capital items. The transaction, which is scheduled to close in September, is subject to termination of the waiting period under the Hart-Scott-Rodino Act.
This acquisition expands Patterson-UTI’s pressure-pumping presence to the Barnett Shale, Eagle Ford Shale and Permian Basin region. The acquired pressure pumping equipment consists of 214,400 horsepower, including 184,400 of fracturing horsepower and 30,000 horsepower used in cementing, acidizing and nitrogen stimulation. Approximately 80% of the fracturing horsepower is comprised of state-of-the-art quintuplex pumps that are ideally suited for shale frac work. The wireline business includes 26 wireline units that operate in the same areas as the acquired pressure pumping assets, as well as regions that include the Bakken Shale and Marcellus Shale. Of the 26 wireline units, 22 are less than five years old.
Universal Well Services, Inc., Patterson-UTI’s existing pressure pumping subsidiary that operates in the Appalachian region and provides fracturing services in the Marcellus Shale, currently has 205,100 horsepower, including 144,000 in fracturing horsepower. This acquisition will bring the total horsepower of Patterson-UTI’s pressure pumping operations to 419,500. In addition, approximately 50,000 horsepower of equipment is currently on order and expected to be delivered over the next nine months.
Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “This acquisition is consistent with our long-term strategy of expanding our pressure pumping activities in a manner that continues to deliver a high-level of customer service quality. In addition to the geographic expansion, the acquired businesses provide strong operating personnel, as well as high quality equipment that is very complementary to our existing energy service businesses. We look forward to welcoming the employees of these businesses into the Patterson-UTI family, and working together with them to make this acquisition a success.”

Commenting on the acquisition, Mark S. Siegel, Patterson-UTI’s Chairman, stated, “We are always looking for opportunities to build value for our shareholders. This acquisition significantly expands one of our core businesses, increasing its geographic footprint and overall capabilities. We are very pleased to be able to accelerate the growth of our energy service businesses.”
Mr. Siegel added, “While we have sufficient financial resources to complete this acquisition with cash on hand combined with availability under our existing unsecured revolving credit facility, we have entered into an additional credit agreement to provide added financial flexibility. The new credit agreement permits a borrowing of up to $250 million to fund this acquisition at any time through October 30, 2010, and any loan that is drawn must be repaid by the 364th day following the closing date of the borrowing. We are evaluating long-term financing opportunities and may not ultimately borrow under this new facility.”
About Patterson-UTI
Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia and western Canada. Universal Well Services, Inc. provides pressure pumping services primarily in the Appalachian Basin.
Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.